Exhibit 99.2








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                        P R E S S   R E L E A S E

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RELEASE DATE:                      CONTACT:

April 15, 2003                     CHARLES P. EVANOSKI
                                   GROUP SENIOR VICE PRESIDENT
                                   CHIEF FINANCIAL OFFICER
                                   (724) 758-5584


                          FOR IMMEDIATE RELEASE

                   ESB FINANCIAL CORPORATION ANNOUNCES
                          FIRST QUARTER EARNINGS


Ellwood City, Pennsylvania, April 15, 2003 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, F.S.B., today announced earnings of $0.27 per diluted share on net income of $2.4 million for the quarter ended March 31, 2003, which represents an increase of 12.5% in net income per diluted share as compared to earnings of $0.24 per diluted share on net income of $2.1 million for the same period in the prior year. The Company's annualized return on average assets and average equity were 0.71% and 9.54%, respectively, for the quarter ended March 31, 2003.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, "The Board of Directors, senior management and I are pleased with the first quarter results and the Company's earnings given the current low interest rate environment. Interest rates are the lowest they have been in over 40 years and the resulting impact is continued pressure to the Company's interest rate margins. I am pleased that this Company has pursued strategies to grow earnings despite the interest rate environment. One of these strategies has been the Company's real estate joint ventures that are experiencing success." Ms. Zuschlag noted that "over the remainder of the year management will continue to pursue strategies to grow earnings and provide a sound investment return to our shareholders."

Net income for the first quarter of 2003, as compared to the first quarter of 2002, increased because of an increase in net interest income after recovery of loan losses and an increase in noninterest income, partially offset by increases in noninterest expense and provision for income taxes. Net interest income, after the $182,000 recovery of loan losses, increased by $386,000 and noninterest income increased by $360,000. Included in the increase to noninterest income was a $192,000 increase in income associated with the Company's real estate joint ventures and a $310,000 increase to gain on sale of securities available for sale, partially offset by a decrease to fees and service charges of $191,000. Partially offsetting these increases to income were increases in noninterest expense and provision for income taxes of $343,000 and $150,000, respectively.



Press Release
Page 2 of 3
April 15, 2003

The Company's total assets increased by $15.0 million or 1.1% to $1.3 billion at March 31, 2003. This increase resulted primarily from an increase to securities of $27.4 million or 3.2% to $892.6 million, partially offset by a decrease to loans receivable of $11.5 million or 3.4% to $327.8 million. The Company's total liabilities increased by $11.5 million or 0.9% to $1.2 billion at March 31, 2003. This increase in total liabilities was primarily the result of an increase in deposits of $13.3 million or 2.3%, partially offset by a decrease in borrowed funds of $2.6 million or 0.4%. Total stockholders' equity increased $3.5 million or 3.7% to $99.9 million at March 31, 2003, from $96.4 million at December 31, 2002. The increase to stockholders' equity was the result of increases to retained earnings and accumulated other comprehensive income of $1.3 million and $1.6 million, respectively, as well as decreases to unearned employee stock ownership plan shares and treasury stock of $157,000 and $370,000, respectively. The increase to accumulated other comprehensive income was a result of the market value adjustment to the Company's securities available for sale portfolio. Average stockholders' equity to average assets was 7.41%, and book value per share was $11.37 at March 31, 2003 compared to 6.85% and $11.01 at December 31, 2002.

ESB Financial Corporation is the parent holding company of ESB Bank, F.S.B. and offers a wide variety of financial products and services through 17 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The Nasdaq Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.


















Press Release
Page 3 of 3
April 15, 2003





               ESB FINANCIAL CORPORATION AND SUBSIDIARIES
               ------------------------------------------
                          Financial Highlights
            (Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:

                                                             Three Months
                                                            Ended March 31,
                                                          2003           2002
                                                          ----           ----

  Interest income                                     $   16,748     $   18,782
  Interest expense                                        11,043         13,268
                                                      ----------     ----------
  Net interest income                                      5,705          5,514
  (Recovery of) provision for loan losses                   (182)            13
                                                      ----------     ----------
  Net interest income after
     (recovery of) provision for loan losses               5,887          5,501
  Noninterest income                                       1,430          1,070
  Noninterest expense                                      4,396          4,053
                                                      ----------     ----------
  Income before provision for income taxes                 2,921          2,518
  Provision for income taxes                                 557            407
                                                      ----------     ----------
  Net income                                          $    2,364     $    2,111
                                                      ==========     ==========
  Net income per share:
     Basic                                                 $0.28          $0.25
     Diluted                                               $0.27          $0.24

  Annualized return on average assets                      0.71%          0.67%
  Annualized return on average equity                      9.54%         10.42%


FINANCIAL CONDITION DATA:
                                                                As of:
                                                       03/31/03        12/31/02
                                                       --------        --------

  Total assets                                        $1,334,729     $1,319,695
  Cash and cash equivalents                               15,787         15,133
  Total investment securities                            892,579        865,135
  Loans receivable, net                                  327,849        339,324
  Customer deposits                                      603,159        589,826
  Borrowed funds (includes subordinated debt)            618,914        621,526
  Stockholders' equity                                    99,936         96,371
  Book value per share                                    $11.37         $11.01

  Average equity to average assets                         7.41%          6.85%
  Allowance for loan losses to loans receivable            1.16%          1.19%
  Nonperforming assets to total assets                     0.27%          0.28%